Exhibit 99.1

Keystone Acquisition Corp. Announces Pricing of $250 Million Initial Public Offering

NEW YORK, NEW YORK, JUNE 2, 2026 (GLOBE NEWSWIRE) – Keystone Acquisition Corp. (Nasdaq: KEYY) (the “Company”) today announced the pricing of its initial public offering of 25,000,000 units at a public offering price of $10.00 per unit, for aggregate gross proceeds of $250,000,000.

Each unit consists of one Class A ordinary share and one-half of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share.

The units are expected to begin trading on The Nasdaq Global Market (“Nasdaq”) under the ticker symbol “KEYYU” on June 3, 2026. Once the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “KEYY” and “KEYYW”, respectively. The offering is expected to close on June 4, 2026, subject to customary closing conditions.

Keystone Acquisition Corp. is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization, or similar business combination with one or more businesses. While the Company may pursue an initial business combination in any sector or geographic region, it intends initially to focus on opportunities in the high growth sectors related to innovation in United States industrial development, with an emphasis on energy transition & critical minerals, shipbuilding & maritime engineering, semiconductors & advanced electronics, digital infrastructure & data centers, and digital assets & crypto treasuries.

Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC is acting as the lead book-running manager for the offering.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission. This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. Copies of the prospectus relating to this offering may be obtained from Cohen & Company Capital Markets, a division of Cohen & Company Securities, LLC, 3 Columbus Circle, 24th Floor, New York, NY 10019, Attention: Prospectus Department, or by email at capitalmarkets@cohencm.com.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated use of the net proceeds of the initial public offering and the Company’s search for an initial business combination. No assurance can be given that the offering will be completed on the terms described, or at all, or that the proceeds will be used as indicated. Forward-looking statements are subject to numerous risks and uncertainties, many of which are beyond the control of the Company, as described in the “Risk Factors” section of the Company’s registration statement for the initial public offering filed with the SEC and available on the SEC’s website at www.sec.gov. The Company undertakes no obligation to update or revise any forward-looking statements, except as required by law.

Contact

Jake Cho
Chief Financial Officer
Keystone Acquisition Corp.
jake.cho@kystinter.com